Trillium Asset Management LLC

Two Financial Center

Boston, Massachusetts 02111

January 24, 2018

Board of Trustees of

Green Century Funds

114 State Street, Suite 200

Boston, Massachusetts 02109

Re:	Investment Subadvisory Fee Waiver

Ladies and Gentlemen:

Reference is made to that certain Investment Subadvisory Agreement, dated as of November 28, 2005 (the “Agreement”) by and among Green Century Capital Management, Inc. (“GCCM”), Trillium Asset Management LLC (“Trillium, and Green Century Funds (the “Trust”), on behalf of Green Century Balanced Fund (the “Fund”), pursuant to which Trillium has agreed to provide certain investment subadvisory services to the Fund.

The parties have agreed that Trillium shall waive certain fees otherwise payable to it under the Agreement as provided herein. Accordingly, Trillium hereby agrees that for the period from February 1, 2018 until the Termination Date (as defined below), Trillium shall waive that portion of the fee to which it is otherwise entitled under the Agreement so that Trillium’s investment subadvisory fee with respect to the Fund shall be equal on an annual basis to 0.40% of the value of the average daily net assets of the Fund up to $30 million, 0.35% of the value of the average daily net assets of the Fund in excess of $30 million up to $250 million, and 0.30% of the value of the average daily net assets of the Fund in excess of $250 million.

As used herein:

•	“Termination Date” means earliest of (1) the termination of the Agreement, (2) the date as of which the Fund ceases to operate or (3) November 28, 2018.

The arrangement set forth in this letter may be amended only with the written agreement of the parties hereto.

Please sign below to confirm your agreement with the foregoing.

TRILLIUM ASSET MANAGEMENT LLC

By:	/s/ Matthew Patsky
Name:	Matthew Patsky
Title:	CEO

Accepted and agreed:

GREEN CENTURY FUNDS

By:	/s/ Kristina Curtis
Name:	Kristina Curtis
Title:	President

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Leslie Samuelrich
Name:	Leslie Samuelrich
Title:	President